Exhibit 99.1

Cingulate Announces Agreement with Societal CDMO and Provides Clinical Update

New Partnership will Improve and Advance CING Manufacturing Operations

KANSAS CITY, Kan., October 24, 2022 - Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced it has executed a Master Services Agreement (MSA) with Societal CDMO, Inc. (NASD: SCTL), a bi-coastal contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development.

With capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms, Societal CDMO will manufacture all clinical, registration, and commercial batches of Cingulate’s lead candidate CTx-1301, an investigational medication for the treatment of Attention Deficit / Hyperactivity Disorder (ADHD). Societal CDMO will dedicate a specific manufacturing suite within its Gainesville, GA facility and outfit it with proprietary equipment supplied by Cingulate.

“Choosing the right manufacturing partner is critical to the success of any pharmaceutical company, and we are excited for the opportunity to work with an organization which has the capacity and operational expertise to provide quality manufacturing at each and every scale,” said Cingulate Chairman & CEO Shane J. Schaffer. “As Cingulate continues to advance its mission to bring next-generation medications to patients where standard of care treatments fail to achieve optimal outcomes, we believe that Societal CDMO is the right partner at the right time.”

“The work that we will conduct under this MSA with Cingulate provides an excellent opportunity for Societal CDMO to showcase our team’s extensive expertise in formulating and manufacturing complex therapeutics to assist in the delivery of innovative drugs to the patients that need them. In fact, the innovative nature of Cingulate’s PTR technology platform dictates that we install specialty manufacturing equipment provided by Cingulate into a dedicated suite within our facility, demonstrating Societal CDMO’s ability to customize solutions for the unique needs of our individual customers,” said David Enloe, chief executive officer of Societal CDMO. “We are pleased that Cingulate has trusted Societal CDMO to carry out these essential activities to support CTx-1301 at such a critical juncture on its path through clinical development and toward commercialization.”

Clinical Update

Cingulate is preparing to initiate a Phase 3 adult dose-optimization study later this year for its lead candidate, CTx-1301, to assess onset and duration of efficacy and safety in adults with ADHD. The study is expected to commence in December 2022 and will be conducted by ADHD expert and preeminent board-certified psychiatrist Dr. Ann Childress, MD.

“We believe the onset and duration study is a critical trial for physicians, payers, and patients, and we are delighted that Dr. Ann Childress will be leading this investigation,” Schaffer stated. “She has conducted more than 180 clinical studies and has worked on most of the major psychiatric drugs that have been approved over the last 30 years by various major pharmaceutical companies, and we deeply value her expertise.”

In addition, our CTx-1301 Phase 3 fixed-dose pediatric and adolescent safety and efficacy study is now expected to commence in mid-2023 after the final two dosage strengths for this study are completed by Societal CDMO. Assuming we receive positive clincal results from our Phase 3 trials and the food effect study with data expected in December 2022, we plan to submit a New Drug Application (NDA) to the Food and Drug Administration (FDA) in the first half of 2024 under the Section 505(b)(2) pathway.

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development.

In the U.S., approximately 6.4 million children and adolescents (11 percent) aged under the age of 18 have been diagnosed with ADHD. Among this group, approximately 80 percent receive treatment, with 65 percent demonstrating clinical ADHD symptoms that persist into adulthood. Adult ADHD prevalence is estimated at approximately 11 million patients (4.4 percent), double the size of the child and adolescent segment combined, however, only an estimated 20 percent receive treatment.

Although there is no single medical, physical, or genetic test for ADHD, qualified mental health care professionals and physicians can provide a diagnostic evaluation after gathering information from multiple sources, including: ADHD symptom checklists, standardized behavior rating scales, detailed histories of past and current functioning, and information obtained from family members or significant others who know the person well. Some practitioners will also conduct tests of cognitive ability and academic achievement to rule out a possible learning disability.

About CTx-1301

Cingulate’s lead candidate, CTx-1301, utilizes the Company’s proprietary PTR™ drug delivery platform to create a breakthrough, multi-core formulation of the API dexmethylphenidate, a compound approved by the U.S. Food and Drug Administration (FDA) for the treatment of ADHD. Dexmethylphenidate is part of the stimulant class of medicines and increases norepinephrine and dopamine activity in the brain to affect attention and behavior.

While stimulants are the gold-standard of ADHD treatment due to their efficacy and safety, the long-standing challenge remains, providing patients entire active-day duration of action. CTx-1301 precisely delivers three releases of medication at the predefined time, ratio, and style of release to optimize patient care in one tablet. The result is a rapid onset and entire active-day efficacy, with the third dose being released around the time when other extended-release stimulant products begin to wear off.

The company is currently preparing for multiple Phase 3 clinical studies of CTx-1301 to support its upcoming New Drug Application (NDA) submission. These studies will be conducted in the U.S. and are instrumental for the filing of the NDA with the FDA.

About Cingulate®

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR™ drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR™ technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information visit Cingulate.com.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Societal CDMO is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal CDMO has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Bringing Science to Society. For more information about Societal CDMO’s customer solutions, visit societalcdmo.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 28, 2022. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

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Contacts:
Investor Relations	Media Relations
Thomas Dalton	Melyssa Weible
VP, Investor & Public Relations, Cingulate	Elixir Health Public Relations
TDalton@cingulate.com	mweible@elixirhealthpr.com
913-942-2301	201-723-5805

CING-US-115-1024